Exhibit 99.1

OriginClear’s Third Quarter Revenues Surge by Nearly 3,000 Percent Over Third Quarter 2015

Last year’s acquisition of Progressive Water Treatment continues to drive year over year increases.

Los Angeles, CA and Dallas, TX – November 17, 2016 – OriginClear, Inc. (OTC/QB: OCLN), a leading provider of water treatment solutions, today announced that its third quarter 10-Q filing revealed that for the nine months ended September 30, 2016, revenues increased by $4,181,098 (2,981 percent), and gross profits increased by $1,367,885 (2,534 percent), over the nine months ended 2015.

Revenues were $4,321,378, compared with $140,280 for the same period in 2015. Gross profits were $1,421,871 for the nine months ended September 30, 2016, compared with $53,986 for the same period in 2015.

The acquisition of OriginClear’s wholly-owned subsidiary, Dallas-based Progressive Water Treatment (PWT), continues to fuel these increases.

“We are very happy with Marc Stevens and his crew at Progressive Water Treatment,” said Riggs Eckelberry, OriginClear CEO. “They continue to set a great example for the kind of companies we are interested in acquiring.”

During the same period, OriginClear accelerated the reduction of corporate overhead and operating costs with a view to attaining cash flow profitability. Loss from operations decreased by 40 percent to $2,338,870 from $3,868,333 in the same period last year, compared to 36 percent at the half-year mark.

For the three months ended September 30, 2016, company-wide revenue increased by $1,015,919 over the three months ended September 30, 2015. Over the same period, gross profit increased by $441,814.

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About OriginClear, Inc.

OriginClear is a leading provider of water treatment solutions and the developer of a breakthrough water cleanup technology serving the rapidly growing $500 billion world market. Through its wholly owned subsidiaries, OriginClear provides systems and services to treat water in a wide range of industries, such as municipal, pharmaceutical, semiconductors, industrial, and oil & gas. To rapidly grow this segment of the business, we strategically acquire profitable and well-managed water treatment companies, which allow us to expand our global market presence and technical expertise. To enable a new era of clean and socially responsible water treatment solutions, we invented Electro Water Separation™, a breakthrough high-speed water cleanup technology using multi-stage electrolysis, that we license worldwide to water treatment equipment manufacturers. Water is our most valuable resource, and the mission of the “Family of OriginClear Companies” is to improve the quality of water and help return it to its original and clear condition. To learn more about OriginClear®, please visit our website at www.originclear.com.

OriginClear Safe Harbor Statement:

Matters discussed in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this update, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission. Without limiting the generality of the foregoing, there cannot be any assurance that the Company will consummate any acquisitions. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:

Antenna Group

Kaitlyn Finegan

415-977-1914

OriginClear@antennagroup.com

Investor Relations OriginClear:

Tom Becker

Toll-free: 877-999-OOIL (6645) Ext. 3

International: +1-323-939-6645 Ext. 3

Fax: 323-315-2301

ir@OriginClear.com

www.OriginClear.com